Filed pursuant to Rule 424(b)(3)

 Registration No. 333-261638

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 23, 2021)

Warrants to Purchase 9,708,839 Shares of Common Stock

This prospectus supplement, dated July 1, 2024 (the “Supplement”), filed by Eyenovia, Inc. (the “Company”), modifies and supplements certain information contained in (i) the Company’s prospectus supplement, dated March 4, 2022 and (ii) the Company’s prospectus supplement, dated August 24, 2023 (each, as amended and supplemented from time to time, a “Prospectus Supplement” and together, the “Prospectus Supplements”), as part of the Company’s Form S-3 Registration Statement declared effective by the Securities and Exchange Commission on December 23, 2021. This Supplement is not complete without, and may not be delivered or used except in connection with, the applicable Prospectus Supplement and the accompanying prospectus, including, in each case, all amendments and supplements thereto. The Prospectus Supplements relate to the offering of warrants (the “Warrants”) to purchase up to, as applicable, (i) 4,870,130 shares of our common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the terms of a securities purchase agreement that we entered into on March 3, 2022 and (ii) 4,838,709 shares of Common Stock, pursuant to the terms of a securities purchase agreement that we entered into on August 24, 2023, as well as the shares of Common Stock issuable upon exercise of the Warrants.

On June 27, 2024, the Company entered into a warrant amendment agreement with the holder of the Warrants (the “Amendment”) whereby the Company agreed to amend the Warrants held by such holder to (i) reduce the exercise price of the Warrants from $2.23 per share of Common Stock to $0.69 per share of Common Stock, (ii) extend the term of the Warrants until January 1, 2030 and (iii) prohibit exercise of the Warrants for the six-month period following the effective date of the Amendment (together, the “Amended Terms”), in each case, in accordance with the terms of the Amendment.

Accordingly, this Supplement amends and supplements the Prospectus Supplements to reflect the Amended Terms. All references in the applicable Prospectus Supplement to the exercise price with respect to the applicable Warrants are hereby amended and restated to reflect an exercise price of $0.69 per share of Common Stock. Following the Amendment, if all of the amended Warrants are exercised for cash, we would receive gross proceeds of approximately $6.7 million.

The information in this Supplement modifies and supersedes, in part, the information contained in the Prospectus Supplements. Any information that is modified or superseded in either of the Prospectus Supplements shall not be deemed to constitute a part of such Prospectus Supplement, except as so modified or superseded by this Supplement. We may further amend or supplement the Prospectus Supplements from time to time by filing additional amendments or supplements. You should read the entire applicable Prospectus Supplement and any amendments or supplements carefully before you make an investment decision.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “EYEN.” On June 28, 2024, the last reported sale of our Common Stock on the Nasdaq Capital Market was $0.59 per share.

Investing in our securities involves a high degree of risk. Please read the information under the heading “Risk Factors” contained in the Prospectus Supplements, the accompanying prospectus and in the documents incorporated by reference into the Prospectus Supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors and the other information contained in the Prospectus Supplements, the accompanying prospectus, and the documents that are incorporated by reference into the Prospectus Supplements and the accompanying prospectus. The Prospectus Supplements, the accompanying prospectus and the documents that are incorporated by reference into the Prospectus Supplements and the accompanying prospectus, contain forward-looking statements that relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

You should read this Supplement, the Prospectus Supplements, the accompanying prospectus, and the documents incorporated by reference in the Prospectus Supplements and the accompanying prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Prospectus Supplement dated July 1, 2024